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                                                                Exhibit 99.B.5.c

                          INVESTMENT ADVISORY AGREEMENT
                                       FOR
                                FIXED INCOME FUND


         AGREEMENT made this    day of         , 1994 by and between McM Funds,
a Delaware Business Trust (the "Trust") on behalf of the Fixed Income Fund (the "Fund") and McMorgan & Company, a California corporation and registered investment adviser (the "Adviser").
         WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, diversified management investment company.
         WHEREAS, the Fund wishes to retain the Adviser to render investment advisory services to the Fund, and the Adviser is willing to furnish such services to the Fund;
         NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Fund and the Adviser as follows:
         1. Appointment. The Fund hereby appoints the Adviser to act as investment adviser to the Fund for the periods on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.
         2. Duties of Adviser. The Trust hereby appoints the Adviser to act as investment adviser to the Fixed Income Fund, a separate series of shares of the Trust, for the period and on such terms set forth in this Agreement. The Trust employs the Adviser to manage the investment and reinvestment of the assets of the Fund, to continuously review, supervise and administer the investment program of the Fund, to determine in its discretion the assets to be held uninvested, to provide the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Trust's officers and Board of Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus and statement of additional information and applicable law. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings, equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.
         3. Portfolio Transactions. The Adviser shall select and monitor the selection of the brokers or dealers that will execute the purchases and sales of securities for the Fund and is directed to use its best efforts to ensure that the best available price and most favorable execution of securities transactions for the Fund are obtained. Subject to policies established by the Board of Trustees of the Fund and communicated to the Adviser, it is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or in respect of the Fund, or be in breach of any obligation owing to the Trust or in respect of the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Adviser determines in reasonable good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Adviser's overall responsibilities with respect to the accounts, including the Fund, as to which it exercises investment discretion. The Adviser will promptly communicate to the officers and directors of the Trust such information relating to Fund transactions as they may reasonably request.
         4. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Section 2 and 3 of this Agreement, the Fund shall pay to the Adviser within five business days after the end of each calendar month, a monthly fee of one twelfth of 0.35% of the Fund's average daily net assets for the month. In the event the Adviser is engaged for a period of less than one month, it shall receive the same monthly fee paid on a pro rata basis.
         The Adviser may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are not the responsibility of the Adviser under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments. Any fee withheld pursuant to this paragraph from the Adviser shall be reimbursed by the Fund to the Adviser in the first, second or third (or all) fiscal year next succeeding the fiscal year of the withholding to the extent permitted by the applicable state law if the aggregate expenses for

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the applicable succeeding fiscal year do not exceed the applicable state limitation or any more restrictive limitation to which the Adviser has agreed.
         In the event of termination of this Agreement, the fee provided in this
Section 4 shall be paid on a pro rata basis, based on the number of days when this Agreement was in effect.
         5. Reports. The Fund and the Adviser agree to furnish to each other such information regarding their operations with regard to their affairs as each may reasonably request.
         6. Status of Adviser. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Trust's employment of the Adviser is not an exclusive arrangement, and the Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein.
         7. Liability of Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by the Adviser of its obligations and duties hereunder, the Adviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the Fund, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.
         The Fund shall indemnify and hold harmless the Adviser, its general partner and the shareholders, directors, officers and employees of each of them (any such person, an "Indemnified Party") against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party's performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.
         No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or director or officer of the Adviser from liability in violation of Sections 17(h) and (i) of the 1940 Act.
         8. Duration and Termination. This Agreement shall become effective on May , 1994, provided that first it is approved by the Board of Trustees of the Fund, including a majority of those trustees who are not parties to this Agreement or interested persons of any party hereto, in the manner provided in section 15(c) of the Investment Company Act of 1940, and by the holders of a majority of the outstanding voting securities of the Fund; and shall continue in effect until May , 1996. Thereafter, this Agreement may continue in effect only if such continuance is approved at least annually by, (i) the Fund's Board of Trustees or, (ii) by the vote of a majority of the outstanding voting securities of the Fund; and in either event by a vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party in the manner provided in section 15(c) of the Investment Company Act of 1940. Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by the Fund upon the vote of a majority of the Trustees or by vote of the majority of the Fund's outstanding voting securities, upon sixty (60) days' written notice to the Adviser or (b) by the Adviser at any time without penalty, upon sixty (60) days' written notice to the Fund. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at the principal office of such party.
         As used in this Section 8, the terms "assignment", "interested person", and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act and Rule 18f-2 thereunder.
         9. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, provided that the basic agreement is not thereby impaired and the Agreement continues to conform with applicable law.
         10. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund, and (ii) a majority of the Trustees, including a majority of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be
executed as of this    day of ____________, 1994.


ATTEST                                               FIXED INCOME FUND




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                                                     By:
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                                                        Thomas Morton, President

ATTEST                                                        McMORGAN & COMPANY


                                                     By:
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